Exhibit 99.1

Motus GI Reports Second Quarter 2020 Financial Results and Provides Corporate Update

•	The Pure-Vu® System launched in more than 20 major U.S. hospitals, with new evaluations added during the quarter
•	The Pure-Vu® System has demonstrated the ability to improve first-time, on-time colonoscopy procedures to optimize hospital efficiencies during COVID-19
•	Digitized go-to-market model improved customer support and engagement

FORT LAUDERDALE, FL, August 11, 2020 – Motus GI Holdings, Inc., (NASDAQ: MOTS) ("Motus GI" or the "Company"), a medical technology company providing endoscopy solutions that improve clinical outcomes and enhance the cost-efficiency associated with the diagnosis and management of gastrointestinal conditions, today reported its financial results for the second quarter ended June 30, 2020, and provided a corporate update.

“The impact of the pandemic has amplified the importance of hospital efficiency, and Pure-Vu can play a key role in ensuring colonoscopy procedures are completed on time, the first time, and which can results in clear clinical outcomes and positive economic benefits. Despite the difficult market conditions associated with Covid-19, I am pleased that we continue to make solid progress, gain new evaluations at top GI hospitals, and are seeing many of them progress through the VAC process towards purchase and utilization. We remain committed to executing phase one of our strategy toward building a strong group of prominent institutions and key opinion leaders that are advocates for Pure-Vu’s role in the GI suite,” stated Tim Moran, Chief Executive Officer of Motus GI.

“Our decisive effort to digitize our go-to-market model is yielding positive results as many hospitals continue to restrict sales representative access due to COVID-19,” Mr. Moran continued. “We are pleased with the early adoption of The Pure-Vu® app that was launched late-May. This app provides a wide range of valuable resources for Pure-Vu® System users. As we monitor uptake of the app by facility, it is clear to us that this approach is being embraced by both physicians and staff. These new tools allow us to have direct touchpoints with physicians and be well aligned as they continue to ramp procedural volumes back toward normal levels,” concluded Mr. Moran.

Progress Updates

Since the first commercial placement of a Pure-Vu® System in October 2019, Motus GI has focused its U.S. sales efforts on early adopter hospitals and larger hospital networks that conduct anywhere from 500 to more than 1,000 inpatient colonoscopy procedures per year. During this time, Motus GI has placed the Pure-Vu® System in more than 20 of these targeted hospitals. In the second quarter, the Company initiated new Pure-Vu evaluations at UC-Irvine Health, Sinai Hospital Baltimore, Memorial Hermann and Geisinger Medical Center. Even in the early evaluation stage, these hospitals are seeing the benefits of Pure Vu as exemplified by UC-Irvine who is now working towards implementing a 24-hour or less patient bowel preparation protocol using Pure-Vu with the objective of avoiding unnecessary extended hospitalizations. The Company believes this type of protocol has the potential to be adopted more widely over time as it can provide improvement in both patient care and hospital economics.

Dr. Jason Samarasena, a key interventional gastroenterologist at UCI, shared the following thoughts based on his experience to date, "Pure-Vu has been instrumental in addressing the clinical needs of our colonoscopy patients that present in the GI Lab with inadequate bowel prep. Inadequately prepped patients are a problem that we see regularly, and before the Pure-Vu System's availability, these patient's procedures were either delayed or even aborted prior to completion, leading to unnecessary additional nights of hospitalization. Pure-Vu has allowed us to diagnose these patients earlier, which enables us to therapeutically treat when appropriate. Especially in light of Covid-19, we strive to avoid extended hospitalizations due to insufficient bowel prep and with Pure-Vu we believe we can get a high-quality exam in less than 24 hours on most patients. This has a significant impact not only on overall patient care but also hospital economics."

In addition, existing customers began performing Pure-Vu supported procedures again, although at a slower pace. The Company is in the process of gathering hospital case studies from the prominent hospitals currently using the Pure-Vu System in order to provide broader industry awareness of the Pure-Vu® System and the real-world benefits it can provide in terms of clinical and economic outcomes. In addition, Motus GI has engaged a robust pipeline of approximately 150 target hospitals and continues to develop a growing schedule of product evaluations at key hospital systems.

In the second quarter of 2020, the Company received notice that the U.S. Patent and Trademark Office (USPTO) issued patent No. 10646108, which provides additional protection for the Company’s flagship product – the Pure-Vu® System. The patent covers Motus GI’s proprietary sensing technology and enhanced suction control systems increasing integrated interactions with other colonoscope technology. The Company has now more than 25 granted patents and 25 pending patents protecting the Pure-Vu® System.

COVID-19 Pandemic Impact

In the second quarter of 2020, Motus GI’s business was most directly impacted by two main market themes: 1) a dramatic reduction in overall colonoscopy procedural volume as hospitals turned their attention to addressing COVID-19 related patients and, when possible, either cancelled or delayed colonoscopies unless absolutely necessary; and 2) hospital COVID-19 safety protocols preventing Motus GI sales representatives from entering most hospital accounts, which limited their ability to drive new system placements and utilization of systems already placed. Overall, Motus GI recognizes that the challenges of COVID-19 due to social distancing recommendations and other safety precautions will impact its ability to begin new scheduled evaluations of the Pure-Vu System in the sales pipeline. The Motus GI management team continues to closely monitor the impact of the COVID-19 pandemic across the U.S. to assess its impact on the Company’s business.

In a further effort to adjust to the current operating environment, the Company has taken a proactive approach to provide support to the hospitals currently using the Pure-Vu® System. The sales team has maintained continuous contact with customers and is now offering remote support for the Pure-Vu® System. This includes enabling the team to virtually conduct in-service assistance to physicians and their staff during procedures, which has already resulted in several Pure-Vu® enabled colonoscopies to be successfully supported remotely. As part of this effort, in late-May we launched a new mobile Motus GI APP that provides a plethora of valuable resources for Pure-Vu System users. Specifically, this app provides chaptered and narrated video support that covers the set-up and use of the Pure-Vu System. We are pleased with the early adoption of our app and have seen a growing number of downloads in just a couple of months. Motus GI also has built the appropriate inventory, of both workstations and disposable sleeves, to supply its customers continued use of the system for the next several months, and its manufacturing partners continue to be fully operational.

Financial Results for the Quarter Ended June 30, 2020

As announced just ahead of the beginning of the second quarter, on March 30, 2020, Motus GI implemented a cost reduction strategy that the Company believes will help it to navigate the market slowdown as a result of COVID-19, while continuing to advance its commercial and strategic objectives for the Pure-Vu System. The Company has largely completed this effort and has reduced its quarterly cash burn by approximately 50% compared to previously forecasted rates as it enters the second half of 2020.

For the three months ended June 30, 2020, the Company reported a net loss of approximately $4.4 million, or a net loss per diluted share of $0.15, compared to $5.7 million, or a net loss per diluted share of $0.26, for the same period last year. During the second quarter, net cash used in operating activities and for the purchase of fixed assets was $4.3 million as compared to a similar $4.3 million for the same period of 2019.

In connection with the cost reduction strategy, the total one-time restructuring charges of $624 thousand, plus other related expenses, were at the low end of the initially projected range of $1.0 million to $1.5 million. We do not expect any further material costs associated with this program for the remainder of the year.

The Company reported approximately $17.1 million in cash, cash equivalents and investments as of June 30, 2020, compared to $28.7 million as of December 31, 2019. The Company believes its cash, cash equivalents and investments will be sufficient to ensure compliance with the Silicon Valley Bank (SVB) liquidity covenant into late fourth quarter 2020 and meet its anticipated cash requirements into 2021.

Conference Call:

The Motus GI management team has scheduled a conference call for today at 4:30 p.m. ET to discuss these results. To access the conference call, investors are invited to dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International). The conference ID number is 13705843. A live audio webcast can be accessed by visiting the investor relations section of the Company’s website, www.motusgi.com or http://public.viavid.com/index.php?id=140402. A replay of the webcast will be archived on the Motus GI website for 90 days following the event.

About Motus GI

Motus GI Holdings, Inc. is a medical technology company, with subsidiaries in the U.S. and Israel, providing endoscopy solutions that improve clinical outcomes and enhance the cost-efficiency associated with the diagnosis and management of gastrointestinal conditions.

For more information, visit www.motusgi.com and connect with the Company on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

This press release contains certain forward-looking statements. Forward-looking statements are based on the Company's current expectations and assumptions. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These statements may be identified by the use of forward-looking expressions, including, but not limited to, "expect," "anticipate," "intend," "plan," "believe," "estimate," "potential," "predict," "project," "should," "would" and similar expressions and the negatives of those terms, including without limitation, risks related to the Company’s cost reduction plan, the cost savings and the cash expenses related to the implementation of the plan, risks related to the continued impact of the COVID-19 pandemic, risks inherent in the development and commercialization of potential products, uncertainty in the timing and results of clinical trials or regulatory approvals, maintenance of intellectual property rights or other risks discussed in the Company’s Form 10-K filed on March 30, 2020, and its other filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Contact:

Bob Yedid

LifeSci Advisors

(646) 597-6989

bob@lifesciadvisors.com

Motus GI Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	June 30,	December 31,
	2020	2019
	(unaudited)	(*)

ASSETS

Current assets
Cash and cash equivalents	$17,125	$20,528
Investments	-	8,203
Accounts receivable	10	65
Inventory	1,325	1,014
Prepaid expenses and other current assets	1,018	339
Related party receivable	2	18
Total current assets	19,480	30,167

Fixed assets, net	1,062	1,056
Right-of-use assets	883	1,021
Other non-current assets	13	13
Total assets	$21,438	$32,257

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$1,790	$2,999
Operating lease liabilities - current	243	321
Other current liabilities	260	270
Term debt, net of debt discount of $25 and $246, respectively	7,975	7,754
Total current liabilities	10,268	11,344

Contingent royalty obligation	1,627	1,872
Operating lease liabilities - non-current	654	713
Total liabilities	12,549	13,929
Commitments and contingent liabilities (Note 9)
Shareholders’ equity
Preferred Stock $0.0001 par value; 8,000,000 shares authorized; zero shares issued and outstanding	-	-
Preferred Series A Stock $0.0001 par value; 2,000,000 shares authorized; zero shares issued and outstanding	-	-
Common Stock $0.0001 par value; 50,000,000 shares authorized; 28,857,073 and 28,811,087 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	3	3
Additional paid-in capital	104,271	102,789
Accumulated deficit	(95,385)	(84,464)
Total shareholders’ equity	8,889	18,328
Total liabilities and shareholders’ equity	$21,438	$32,257

 (*)       Derived from audited consolidated financial statements

Motus GI Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Comprehensive Loss

(unaudited, in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Revenue	$1	$4	$29	$5
Cost of revenue	10	2	40	3
Gross profit (loss)	(9)	2	(11)	2

Operating expenses:
Research and development	1,264	2,129	3,199	4,533
Sales and marketing	582	1,156	2,445	2,313
General and administrative	2,365	2,364	5,277	5,161
Total operating expenses	4,211	5,649	10,921	12,007

Operating loss	(4,220)	(5,647)	(10,932)	(12,005)

Gain (loss) on change in estimated fair value of contingent royalty obligation	(76)	(86)	245	(59)
Finance income (expense), net	(119)	59	(231)	119
Foreign currency gain (loss)	5	(7)	(3)	(9)

Loss before income taxes	(4,410)	(5,681)	(10,921)	(11,954)

Income tax expense	-	-	-	-

Net loss	$(4,410)	$(5,681)	$(10,921)	$(11,954)
Basic and diluted loss per common share	$(0.15)	$(0.26)	$(0.38)	$(0.56)
Weighted average number of common shares outstanding, basic and diluted	28,846,881	21,450,877	28,832,296	21,447,218